Exhibit 10.12
PENSKE AUTOMOTIVE GROUP, INC.
MANAGEMENT INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF DECEMBER 3, 2009)
1.	PURPOSE. The purpose of the Penske Automotive Group, Inc. Management Incentive Plan is to advance the interests of Penske Automotive Group, Inc., and its stockholders by motivating key personnel of the Company to take actions that will promote the Company’s long-term success and growth.
2.	DEFINITIONS
(a)	“Award” means an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.
(b)	“Board” means the Company’s Board of Directors.
(c)	“Code” means the Internal Revenue Code of 1986, as amended.
(d)	“Committee” means the Compensation and Management Development Committee of the Board or any subcommittee thereof delegated by the Compensation and Management Development Committee to administer the Plan, or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27 (e) (3) of the Regulations.
(e)	“Common Stock” means shares of common stock, par value $.0001 per share, of the Company.
(f)	“Company” means Penske Automotive Group, Inc., a Delaware corporation.
(g)	“Fair Market Value” means the fair market value of a share of Common Stock as determined by the Committee from time to time. Unless determined otherwise by the Committee, the fair market value shall be the closing price of the Common Stock on the New York Stock Exchange on the relevant date or, if no sale occurred on such date, the closing price on the nearest preceding date on which sales occurred.
(h)	“Officer” means a Participant who is an officer of the Company.
(i)	“Participant” means a key employee of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.
(j)	“Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, product line, department or function in which the Participant is employed or which is managed by the Participant. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, EBITDA, EBITDAR, EBIT, return on capital/equity, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross or operating margin, cost reduction goals, fixed cost coverage measurements (including the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of the Common Stock, share price (including growth measures and total stockholder return), market capitalization, operating profit, net income, cash flow (including operating cash flow and free cash flow), financial return ratios, total return to shareholders, market share, earnings measures/ratios, balance sheet measurements (including debt to equity ratios, maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics), human resources measurements (including measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, specified levels of acquisitions/acquired revenue, customer satisfaction and productivity and compliance objectives (including lack of material weakness in internal controls). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided however that in the case of a Qualified Performance-Based Award, such modification is only permitted to the extent prescribed by Section 162(m) of the Code and the Regulations.
(k)	“Performance Period” means a period determined by the Committee which shall be used for purposes of determining whether Awards are earned by Participants.
(l)	“Performance Target” means a target level of performance, based on one or more Performance Objectives, established for a Performance Period in accordance with Section 4.
(m)	“Plan” means the Penske Automotive Group, Inc. Management Incentive Plan, as stated herein, and as amended from time to time.
(n)	“Qualified Performance-Based Award” means an Award or portion of an Award to an Officer that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.
(o)	“Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

(p)	“Retirement” means termination of employment with the Company or a Subsidiary after completing at least 5 years of continuous employment and attaining age 60.
(q)	“Subsidiary” means a corporation or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a Partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company.
3.	PARTICIPATION. For each Performance Period, the Committee shall designate those key employees of the Company and its Subsidiaries who shall receive Awards under the Plan. Selection for participation for one Performance Period shall not confer on a Participant the right to participate in the Plan for any other Performance Period.
4.	AWARDS. For each Performance Period, each Participant shall receive an Award entitling the Participant to receive cash incentive compensation or other incentive compensation (including common stock or other awards under the Amended and Restated Penske Automotive Group, Inc. 2002 Equity Plan (or similar plan)) upon the attainment of one or more Performance Targets. The Committee may establish different terms for Awards for different Participants or groups of Participants. The amount of compensation payable under an Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Notwithstanding any other provision of the plan to the contrary, the Committee retains the absolute discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero).
5.	ESTABLISHMENT OF PERFORMANCE TARGETS. Within the first twenty-five percent (25%) of each Performance Period, the Committee shall establish one or more Performance Targets for that Performance Period.
6.	PAYMENT OF AWARDS. Following the end of each Performance Period, the Committee shall determine whether the Performance Targets for such Performance Period have been satisfied and shall certify its determination in approved minutes of the Committee meeting held for such purpose. If the Committee certifies that one or more Performance Targets for a Performance Period have been achieved, all compensation payable in respect of Awards subject to such Performance Target shall be paid to Participants as soon as reasonably practicable thereafter (subject to the limitations set forth in paragraph 3); provided, that such compensation shall be payable in the calendar year that follows the calendar year which includes the last day of the Performance Period and in all events by March 15 of such calendar year and, provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Company or a Subsidiary. If a Performance Target for a Performance Period is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant; provided, however, that the Committee, under procedures intended to comply with Section 162(m) of the Code, shall not have such discretion with respect to any Qualified Performance-Based Award. Any Award that is not considered earned in accordance with this Section shall be forfeited.
7.	PARTIAL PARTICIPATION. Unless the Committee shall determine otherwise, the rules and procedures for partial participation shall be consistent with the following:
(a)	EMPLOYMENT TERMINATION. If a Participant terminates employment with the Company before payment of Awards are made for a Performance Period for reasons other than death, disability or Retirement, any Award granted to the Participant in respect of that Performance Period shall be forfeited and cancelled.

(b)	DEATH, DISABILITY OR RETIREMENT. A Participant whose employment terminates during a Performance Period because of death, disability or Retirement may, under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period of active employment during the Performance Period, which Award shall be paid at the time specified in Section 5. To the extent any such pro-rata award is determined to be paid at the Committee’s discretion, such award shall be determined by multiplying the actual Award that the Participant would have received had the Participant remained employed to the end of the Performance Period by a fraction the numerator of which is the number of days that the Participant was actively employed during the Performance Period and the denominator of which is the total number of days in the Performance Period.

(c)	LEAVE OF ABSENCE. A Participant who is on a leave of absence other than a personal leave for more than ninety (90) consecutive days during the Performance Period, or who is on a personal leave of absence for more than thirty (30) consecutive days, shall forfeit any portion of an Award attributable to said period of leave pursuant to such rules as the Committee may establish.
8.	MAXIMUM AMOUNT OF QUALIFIED PERFORMANCE-BASED AWARDS. The maximum dollar amount of compensation that may be paid to any Participant in respect of Qualified Performance-Based Awards for a single fiscal year shall be $5,000,000.
9.	ADJUSTMENTS. To the extent that a Performance Target is based on an increase in the Fair Market Value of the Common Stock, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then the Committee may make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.
10.	TAX WITHHOLDING. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes.
11.	NONTRANSFERABILITY OF BENEFITS. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.
12.	ADMINISTRATION AND INTERPRETATION. The Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations.
13.	AMENDMENT AND TERMINATION OF PLAN. The Committee may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect; provided, however, that no amendment shall be effective without approval of the stockholders of the Company if the amendment would increase the maximum amount of compensation payable to a Participant in any Performance Period pursuant to Qualified Performance-Based Awards as specified in Section 7. Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Awards granted prior the date of such termination or amendment.
14.	GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of Michigan. As a condition to eligibility to receive an Award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Michigan and of any federal court located in the Eastern District of Michigan in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.
15.	EFFECTIVE DATES AND STOCKHOLDER APPROVAL. This Plan shall be effective for periods beginning on and after July 1, 2003, provided that no Qualified Performance-Based Award issued after April 30, 2009 shall be effective if the Plan is not approved by a vote of the stockholders of the Company.
16.	NO RIGHTS TO CONTINUED EMPLOYMENT. Participation in the Plan does not create or constitute an express or implied employment contract between the Company and the Participant nor limit the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

17.	UNFUNDED PLAN. The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.
18.	SECTION 409A. To the extent applicable, this Plan is intended to comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with the intent.